Exhibit 99.1

FOR IMMEDIATE RELEASE
Media Contact Information:	Investor Contact Information:
Lori Gorski	Ken Apicerno
Phone: 781-622-1242	Phone: 781-622-1111
E-mail: lori.gorski@thermofisher.com	E-mail: ken.apicerno@thermofisher.com
Website: www.thermofisher.com

Thermo Fisher Scientific Reports Record Revenues
and Adjusted EPS in First Quarter 2007

Company Raises Financial Guidance for the Full Year

WALTHAM, Mass., April 26, 2007 - Thermo Fisher Scientific Inc. (NYSE: TMO), the world leader in serving science, reported that revenues increased to $2.34 billion in the first quarter of 2007 (largely as a result of the November 2006 merger with Fisher Scientific), compared with $684 million in the 2006 quarter. GAAP diluted earnings per share (EPS) were $.31 in 2007, versus $.28 in the year-ago period. GAAP operating income for the 2007 quarter was $192 million, compared with $68 million in 2006, and GAAP operating margin was 8.2%, compared with 9.9% a year ago, primarily due to $114 million of higher intangibles amortization related to the merger with Fisher and other acquisitions. GAAP results in 2007 also include $36 million of pre-tax charges related to the merger.

Adjusted EPS grew 51% to $.59 in the first quarter of 2007, versus $.39 in the 2006 quarter. Adjusted operating income increased nearly threefold in the 2007 quarter, and adjusted operating margin increased 190 basis points to 16.1%, compared with 14.2% in the 2006 period. Adjusted EPS, adjusted operating income and adjusted operating margin are non-GAAP measures that exclude certain items detailed later in this press release under the heading “Use of Non-GAAP Financial Measures.”

For a better year-to-year comparison of the company’s quarterly performance, we are also presenting our adjusted operating results on a pro forma basis, as if Thermo and Fisher had been combined for all of 2006. Revenues grew 11.5% over pro forma 2006 revenues of $2.10 billion. Acquisitions (including those by Fisher prior to the merger) contributed 3% of the growth, and currency translation increased revenues by 2%. Adjusted operating income for the quarter increased 34% over pro forma 2006 results, and adjusted operating margin expanded 270 basis points to 16.1%, compared with pro forma adjusted operating margin of 13.4% in the 2006 period.

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First Quarter Highlights
•	Revenues grew 11.5% over pro forma 2006
•	Adjusted EPS rose 51%
•	Adjusted operating income increased 34% over pro forma 2006
•	Adjusted operating margin expanded 270 basis points over pro forma 2006
•	Key new product introductions continue to expand portfolio
•	Merger integration progressing very well

“We’re off to a great start in 2007, with excellent performance across the board in our first full quarter as Thermo Fisher Scientific,” said Marijn E. Dekkers, president and chief executive officer. “These results extend our track record of solid growth in revenues, adjusted EPS and adjusted operating income, as well as significant expansion of our operating margins. Much of this growth came from new products introduced within the last two years, and now marketed under our Thermo Scientific brand. Demand remained strong for our LTQ Orbitrap™ mass spectrometers, iCAP™ elemental analysis systems and Niton® portable XRF analyzers. In addition, sales of our Mercury Freedom™ air-quality monitors ramped up considerably as U.S. utilities prepare to comply with new EPA regulations.

“I’m also pleased to report that we are right on track with the merger integration. We are a stronger company today, with a unique combination of portfolio breadth, customer reach and operating efficiency that sets us apart in the marketplace. That said, we are also building upon our position as the technology leader, which continues to be a key contributor to our growth. We launched a number of new products during the quarter, including a new line of Thermo Scientific SuperSignal® siRNA Western Blotting Kits for validated detection of protein expression, and a new therapeutic drug-monitoring assay for second-generation anti-epileptic treatments. At PITTCON, we showcased new integrated workflows for a range of applications. Highlights included our Thermo Scientific LTQ XL™ mass spectrometer with Electron Transfer Dissociation (ETD) for faster, more accurate protein identification during biomarker research, and our Thermo Scientific EQuan™ system for better reliability in the analysis of environmental and drinking water samples.”

Mr. Dekkers added, “We remain confident in our performance outlook for the year, and are raising our adjusted EPS guidance based on a more favorable tax rate. We now expect to report adjusted EPS of $2.43 to $2.53 for full-year 2007, over the $2.35 to $2.45 that we announced in December 2006. This would lead to adjusted EPS growth of 27 to 32% over 2006. We are maintaining our revenue guidance of $9.4 to $9.5 billion for 2007, which represents an increase of approximately 6 to 8% over our pro forma 2006 results.” (This guidance includes the favorable impact of a full year of results from 2006 acquisitions and also takes into account the unfavorable effects of 2006 divestitures. The 2007 guidance does not factor in any future acquisitions or divestitures, and is based on present currency exchange rates. In addition, the adjusted EPS estimate excludes amortization expense for acquisition-related intangible assets and certain other items detailed later in this press release under the heading “Use of Non-GAAP Financial Measures.”)

Management uses adjusted operating results to monitor and evaluate performance of the company’s business segments. Results in the following segment information are reported on a pro forma adjusted basis for 2006, as if Thermo and Fisher had been combined for the entire year.

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Analytical Technologies Segment
Revenues in the Analytical Technologies Segment grew 15% in the first quarter of 2007 to $1.01 billion, compared with pro forma 2006 revenues of $872 million. Operating income increased 31% in the first quarter of 2007, and operating margin rose to 18.9%, versus pro forma 2006 results of 16.6%.

Laboratory Products and Services Segment
In the Laboratory Products and Services Segment, revenues grew 9% in the first quarter of 2007 to $1.42 billion, compared with pro forma 2006 revenues of $1.30 billion. Operating income increased 37% in the first quarter of 2007, and operating margin rose to 13.1%, versus pro forma 2006 results of 10.5%.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including adjusted EPS, adjusted operating income and adjusted operating margin, which exclude restructuring and other costs/income and amortization of acquisition-related intangible assets. Adjusted EPS also excludes certain other gains and losses, tax provisions/benefits related to the previous items, benefits from tax credit carryforwards, the impact of significant tax audits or events and discontinued operations. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods. We believe that the use of non-GAAP measures helps investors to gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the company’s performance, especially when comparing such results to previous periods or forecasts.

For example:

We exclude costs and tax effects associated with restructuring activities, such as reducing overhead and consolidating facilities in connection with the Fisher merger and our Kendro acquisition. We believe that the costs related to these restructuring activities are not indicative of our normal operating costs.

We exclude certain acquisition-related costs, including charges for the sale of inventories revalued at the date of acquisition and professional fees related to the merger with Fisher. We exclude these costs because we do not believe they are indicative of our normal operating costs.

We exclude the expense and tax effects associated with the amortization of acquisition-related intangible assets because a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have lives of 5 to 20 years. Our adjusted EPS estimate for 2007 excludes approximately $.86 of expense for the amortization of acquisition-related intangible assets for acquisitions completed through the first quarter of 2007. Exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both our newly acquired and long-held businesses and with both acquisitive and non-acquisitive peer companies.

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We also exclude certain gains/losses and related tax effects, benefits from tax credit carryforwards and the impact of significant tax audits or events, which are either isolated or cannot be expected to occur again with any regularity or predictability and that we believe are not indicative of our normal operating gains and losses. We exclude gains/losses from items such as the sale of a business or real estate, the early retirement of debt and debt facilities and discontinued operations.

Thermo Fisher’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring the company’s core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. Such measures are also used by management in their financial and operating decision-making and for compensation purposes.

The non-GAAP financial measures of Thermo Fisher’s results of operations included in this press release are not meant to be considered superior to or a substitute for Thermo Fisher’s results of operations prepared in accordance with GAAP. Reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the accompanying tables. Thermo Fisher’s earnings guidance, however, is only provided on an adjusted basis. It is not feasible to provide GAAP EPS guidance because the items excluded, other than the amortization expense, are difficult to predict and estimate and are primarily dependent on future events, such as acquisitions and decisions concerning the location and timing of facility consolidations.

Conference Call

Thermo Fisher Scientific will hold its earnings conference call today, April 26, at 9:00 a.m. Eastern time. To listen, dial 866-802-4321 within the U.S. or 703-639-1318 outside the U.S., and use conference ID 1026515. You may also listen to the call live on our Website, www.thermofisher.com, by clicking on “Investors.” You will find this press release, including the accompanying reconciliation of non-GAAP financial measures and related information, in that section of our Website under “Quarterly Results.” An audio archive of the call will be available under “Webcasts and Presentations” through Monday, May 14, 2007.

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About Thermo Fisher Scientific

Thermo Fisher Scientific Inc. (NYSE: TMO) is the world leader in serving science, enabling our customers to make the world healthier, cleaner and safer. With an annual revenue rate of more than $9 billion, we employ 30,000 people and serve over 350,000 customers within pharmaceutical and biotech companies, hospitals and clinical diagnostic labs, universities, research institutions and government agencies, as well as environmental and industrial process control settings. Serving customers through two premier brands, Thermo Scientific and Fisher Scientific, we help solve analytical challenges from routine testing to complex research and discovery. Thermo Scientific offers customers a complete range of high-end analytical instruments as well as laboratory equipment, software, services, consumables and reagents to enable integrated laboratory workflow solutions. Fisher Scientific provides a complete portfolio of laboratory equipment, chemicals, supplies and services used in healthcare, scientific research, safety and education. Together, we offer the most convenient purchasing options to customers and continuously advance our technologies to accelerate the pace of scientific discovery, enhance value for customers and fuel growth for shareholders and employees alike. Visit www.thermofisher.com.

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, under the caption “Risk Factors,” which is on file with the Securities and Exchange Commission and available in the “Investors” section of our Website under the heading “SEC Filings.” We also may make forward-looking statements about the benefits of the merger of Thermo Electron and Fisher Scientific, including statements about future financial and operating results, the new company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending, third-party relationships and revenues; the need to develop new products and adapt to significant technological change; implementation of strategies for improving internal growth; use and protection of intellectual property; dependence on customers’ capital spending policies and government funding policies; realization of potential future savings from new productivity initiatives; general worldwide economic conditions and related uncertainties; the effect of changes in governmental regulations; the effect of exchange rate fluctuations on international operations; the effect of laws and regulations governing government contracts; the effect of competing with certain of our customers and suppliers; and the effect of rapid changes in the healthcare industry. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change and, therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

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Consolidated Statement of Income (unaudited) (a)(f)(g)
	Three Months Ended
	March 31,	% of	April 1,	% of
(In millions except per share amounts)	2007	Revenues	2006	Revenues

Revenues	$2,338.2		$684.3
Costs and Operating Expenses:
Cost of revenues	1,428.1	61.1%	371.7	54.3%
Selling, general and administrative expenses	511.2	21.9%	176.9	25.9%
Amortization of acquisition-related intangible assets	139.3	6.0%	25.6	3.8%
Research and development expenses	59.8	2.6%	38.7	5.7%
Restructuring and other costs, net (d)	7.4	0.3%	3.6	0.5%
	2,145.8	91.8%	616.5	90.1%

Operating Income	192.4	8.2%	67.8	9.9%
Interest Income	8.9		3.5
Interest Expense	(37.2)		(7.7)
Other Income, Net	1.6		0.5

Income from Continuing Operations Before Income Taxes	165.7		64.1
Provision for Income Taxes	(26.9)		(20.5)

Income from Continuing Operations	138.8		43.6
Income from Discontinued Operations (net of income tax
provision of $0.1)	0.1		-
Gain on Disposal of Discontinued Operations (net of
income tax provision of $1.9 in 2006)	-		3.3

Net Income	$138.9	5.9%	$46.9	6.9%

Earnings per Share from Continuing Operations:
Basic	$.33		$.27
Diluted	$.31		$.26

Earnings per Share:
Basic	$.33		$.29
Diluted	$.31		$.28

Weighted Average Shares:
Basic	420.1		163.0
Diluted	441.1		167.0

Reconciliation of Adjusted Operating Income and Adjusted Operating Margin
GAAP Operating Income (a)	$192.4	8.2%	$67.8	9.9%
Cost of Revenues Charges (c)	36.4	1.6%	-	0.0%
Restructuring and Other Costs, Net (d)	7.4	0.3%	3.6	0.5%
Amortization of Acquisition-related Intangible Assets	139.3	6.0%	25.6	3.8%

Adjusted Operating Income (b)	$375.5	16.1%	$97.0	14.2%

Reconciliation of Adjusted Net Income
GAAP Net Income (a)	$138.9	5.9%	$46.9	6.9%
Cost of Revenues Charges (c)	36.4	1.6%	-	0.0%
Restructuring and Other Costs, Net (d)	7.4	0.3%	3.6	0.5%
Amortization of Acquisition-related Intangible Assets	139.3	6.0%	25.6	3.8%
Provision for Income Taxes (e)	(60.4)	-2.6%	(8.0)	-1.2%
Discontinued Operations, Net of Tax	(0.1)	0.0%	(3.3)	-0.5%

Adjusted Net Income (b)	$261.5	11.2%	$64.8	9.5%

Reconciliation of Adjusted Earnings per Share
GAAP EPS (a)	$0.31		$0.28
Cost of Revenues Charges, Net of Tax (c)	0.06		-
Restructuring and Other Costs, Net of Tax (d)	0.01		0.03
Amortization of Acquisition-related Intangible Assets, Net of Tax	0.21		0.10
Discontinued Operations, Net of Tax	-		(0.02)

Adjusted EPS (b)	$0.59		$0.39

Segment Data	Three Months Ended
	March 31,	% of	April 1,	% of
(In millions except percentage amounts)	2007	Revenues	2006	Revenues

Revenues
Analytical Technologies	$1,006.2	43.0%	$504.6	73.7%
Laboratory Products and Services	1,416.5	60.6%	179.7	26.3%
Eliminations	(84.5)	-3.6%	-	0.0%

Consolidated Revenues	$2,338.2	100.0%	$684.3	100.0%

Operating Income and Operating Margin
Analytical Technologies	$189.8	18.9%	$71.5	14.2%
Laboratory Products and Services	185.7	13.1%	25.5	14.2%

Subtotal Reportable Segments	375.5	16.1%	97.0	14.2%

Cost of Revenues Charges (c)	(36.4)	-1.6%	-	0.0%
Restructuring and Other Costs, Net (d)	(7.4)	-0.3%	(3.6)	-0.5%
Amortization of Acquisition-related Intangible Assets	(139.3)	-6.0%	(25.6)	-3.8%

GAAP Operating Income (a)	$192.4	8.2%	$67.8	9.9%

Pro Forma Data (Unaudited) (g)(h)			Three Months Ended
			April 1,	% of
(In millions except percentage amounts)			2006	Revenues

Pro Forma Revenues (h)
Analytical Technologies			$872.2	41.6%
Laboratory Products and Services			1,299.9	62.0%
Eliminations			(75.7)	-3.6%

Pro Forma Combined Revenues			2,096.4	100.0%

Pre-merger Fisher Scientific Results, Net of Eliminations			(1,412.1)

GAAP Consolidated Revenues (a)			$684.3

Pro Forma Operating Income and Operating Margin (h)
Analytical Technologies			$145.0	16.6%
Laboratory Products and Services			135.9	10.5%
Other/Eliminations			(0.5)

Pro Forma Adjusted Combined Operating Income (b)			280.4	13.4%

Pre-merger Fisher Scientific Results Included Above			(183.4)

Adjusted Operating Income (b)			97.0	14.2%

Cost of Revenues Charges (c)			-	0.0%
Restructuring and Other Costs, Net (d)			(3.6)	-0.5%
Amortization of Acquisition-related Intangible Assets			(25.6)	-3.8%

GAAP Operating Income (a)			$67.8	9.9%

(a)	"GAAP" (reported) results were determined in accordance with U.S. generally accepted accounting principles (GAAP).
(b)	Adjusted results are non-GAAP measures and exclude certain charges to cost of revenues (see note (c) for details); amortization of acquisition-related intangible assets; restructuring and other costs, net (see note (d) for details); the tax consequences of the preceding items (see note (e) for details); and results of discontinued operations.
(c)	Reported results in 2007 include $36.4 primarily for charges for the sale of inventories revalued at the date of acquisition.
(d)	Reported results in 2007 and 2006 include restructuring and other costs, net, consisting principally of severance, abandoned facility and other expenses of real estate consolidation, net of net gains in 2006 on the sale of product lines and abandoned facilities.
(e)	Reported provision for income taxes includes $60.4 and $8.0 of incremental tax benefit in 2007 and 2006, respectively, for the items in (b) through (d).
(f)	Consolidated depreciation expense in 2007 and 2006 is $46.0 and $11.8, respectively.
(g)	Consolidated equity compensation expense included in both reported and adjusted results is $13.8 and $6.1 in 2007 and 2006, respectively. The expense was included as follows: in 2007, cost of revenues $1.3, selling, general and administrative expenses $12.0, and research and development expenses $0.5; and in 2006, cost of revenues $0.6, selling, general and administrative expenses
$5.2, and research and development expenses $0.3. Equity compensation expense included in the pro forma 2006 results is $19.5.
(h)	Pro forma results combine the results of the company with the pre-merger results of Fisher Scientific International Inc.

Condensed Consolidated Balance Sheet (unaudited)

(In millions)	Mar. 31, 2007	Dec. 31, 2006

Assets
Current Assets:
Cash and cash equivalents	$670.9	$667.4
Short-term investments	20.5	23.8
Accounts receivable, net	1,419.0	1,392.7
Inventories	1,180.5	1,164.5
Other current assets	455.3	411.1

Total current assets	3,746.2	3,659.5

Property, Plant and Equipment, Net	1,256.2	1,256.7

Acquisition-related Intangible Assets	7,333.2	7,511.6

Other Assets	258.3	309.4

Goodwill	8,578.0	8,525.0

Total Assets	$21,171.9	$21,262.2

Liabilities and Shareholders' Equity
Current Liabilities:
Short-term obligations and current maturities of long-term obligations	$167.4	$483.3
Other current liabilities	1,629.1	1,669.0

Total current liabilities	1,796.5	2,152.3

Other Long-term Liabilities	2,960.3	3,017.4

Long-term Obligations	2,182.4	2,180.7

Total Shareholders' Equity	14,232.7	13,911.8

Total Liabilities and Shareholders' Equity	$21,171.9	$21,262.2